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                                                                  Exhibit (a)(i)

                            ARTICLES SUPPLEMENTARY OF
                           HARDING LOEVNER FUNDS, INC.

         HARDING LOEVNER FUNDS, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 and having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to its authority under Sections 2-105 and 2-208 of the Maryland General Corporation Law and Article FIFTH of the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation, at a meeting duly convened and held on March 22, 2005, (1) approved the reclassification of 500,000,000 shares of a class of the Corporation's Common Stock designated International Equity Portfolio into two sub-classes with 250,000,000 of such shares designated Institutional Sub-Class and 250,000,000 of such shares designated Investor Sub-Class, (2) approved the reclassification of the 500,000,000 shares of a class of the Corporation's Common Stock designated Global Equity Portfolio into two sub-classes with 250,000,000 of such shares designated Institutional Sub-Class and 250,000,000 of such shares designated Investor Sub-Class, and (3) approved the classification of 500,000,000 of the shares of the Corporation's Common Stock into a new class designated Institutional Emerging Markets portfolio.

         SECOND: Immediately prior to the filing of these Articles Supplementary of the total two billion five hundred million (2,500,000,000) shares of Common Stock, par value $0.001 per share having an aggregate par value of two million five hundred thousand dollars ($2,500,000) which this Corporation is authorized to issue, the classes and number of shares of each class of Common Stock were as follows:

Name of Class                                               Institutional Class
                                                            -------------------
International Equity Portfolio                              500,000,000
Global Equity Portfolio                                     500,000,000
Emerging Markets Portfolio                                  500,000,000
Multi-Asset Global Portfolio                                500,000,000
Unallocated Shares                                          500,000,000

         THIRD: Immediately subsequent to the filing of these Articles Supplementary, of the total two billion two hundred fifty million (2,500,000,000) shares of Common Stock, par value $0.001 per share having an aggregate par value of two million five hundred thousand dollars ($2,500,000) which this Corporation is authorized to issue, the classes, sub-classes and number of shares in each class and sub-class of each such class and sub-class is as follows:

Name of Class
                                              Institutional      Investor
                                              Sub-Class          Sub-Class
                                              -------------      --------
International Equity Portfolio                250,000,000        250,000,000
Global Equity Portfolio                       250,000,000        250,000,000
Emerging Markets Portfolio                    500,000,000        N.A.
Multi-Asset Global Portfolio                  500,000,000        N.A.
Institutional  Emerging Markets Portfolio     500,000,000        N.A.

         FOURTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the classes and sub-classes of Common Shares described in Article FOURTH hereof, including shares classified or reclassified pursuant to these Articles Supplementary, shall be as set forth in the Corporation's charter and shall be subject to all provisions of the charter relating to shares of the Corporation generally, including those set forth in Article FIFTH of such charter.
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         IN WITNESS WHEREOF, Harding Loevner Funds, Inc. has caused these
Articles Supplementary to be signed in its name on its behalf by its authorized officer who acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of his knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under the penalties of perjury.

Date:  August 4, 2005                       HARDING LOEVNER FUNDS, INC.


                                            By: /s/ David R. Loevner
                                                --------------------------
                                                Name and Title President


Attest:


/s/ Susan C. Mosher
-------------------------------------------------
Name and Title (Secretary or Assistant Secretary)